EXHIBIT 10.5

Immediately

MURPHY OIL AWARDS KIKEH AREA DEVELOPMENT CONTRACT

El Dorado, Arkansas, January 31, 2005 – Murphy Oil Corporation announced that its wholly owned subsidiary, Murphy Sabah Oil Co., Ltd. has awarded a major contract for the Kikeh Area Field Development.

The contract for the floating, production, storage and offloading (FPSO) vessel was awarded to Malaysia International Shipping Corporation Berhad (MISC). Single Buoy Moorings Inc., a fully owned subsidiary of IHC Caland N.V., is the technical partner in the venture to MISC. The contract will include both the charter of the vessel as well as the operation and maintenance work. The contract has a firm duration of eight years and includes options for five subsequent three-year extension periods. The FPSO will have the facilities to process 120,000 barrels of oil per day, and will be fitted with high capacity water and gas treatment facilities with associated reinjection plants. The FPSO will have an oil storage capability in excess of 1.5 million barrels of oil. The unit will be designed to remain in the field for 20 years. The FPSO is scheduled to be delivered to the Kikeh field in the second half of 2007. All construction, outfitting, and integration work for the FPSO will take place at Malaysia Shipyard and Engineering Sdn Bhd.

“We are extremely pleased to announce this major contract commitment that keeps us on schedule,” said Claiborne P. Deming, Murphy Oil Corporation’s President and Chief Executive Officer. “This timely commitment shows the support of PETRONAS in our procurement efforts as wells as our commitment to utilize the local content requirements in these projects. This announcement further solidifies our commitment of first oil from Kikeh in the second half of 2007.”

The full Kikeh Area Field Development plan was approved by PETRONAS in November 2004. The field has a recoverable reserve base in excess of 400 million barrels with associated expansion capability. The Kikeh project has a projected capital cost of US$1.4 billion, excluding the FPSO charter. Future announcements will follow for construction contracts for the subsea equipment and infield pipeline portions of the development project.

The Kikeh Development is located offshore Block K Malaysia, which is operated by Murphy with an 80% working interest. The Block has more than four million acres and PETRONAS Carigali Sdn. Bhd., a wholly owned exploration and production arm of PETRONAS, holds the remaining 20%.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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